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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2004

Polaroid Holding Company
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50661 (Commission File Number)	22-3856538 (IRS. Employer Identification No.)
1265 Main Street, Waltham, Massachusetts		02451
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code (781) 386-2000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into A Material Definitive Agreement

        On September 24, 2004 Polaroid Holding Company, Polaroid Corporation and certain subsidiaries of Polaroid Corporation, as Borrowers, entered into a Seventh Waiver and Amendment Letter (the "Amendment") with respect to their $100,000,000 Credit Agreement, dated as of July 29, 2002 (as amended and in effect on September 24, 2004), with Citicorp USA, Inc., as Domestic Administrative Agent, Domestic Collateral Agent and Foreign Syndication Agent and Bank of America, N.A., as Foreign Administrative Agent, Foreign Collateral Agent and Domestic Syndication Agent. The Borrowers have made no borrowings to date under the Credit Agreement. The Amendment provides for a reduction in the Minimum EBITDA covenant levels for 3rd Fiscal Quarter 2004, 4th Fiscal Quarter 2004 and 1st Fiscal Quarter 2005 to $38,000,000, $12,500,000 and $2,500,000 respectively. The Minimum EBITDA covenant level for 2nd Fiscal Quarter 2005, which is the final period tested, was unchanged by the Amendment. In addition, the Amendment removed the ability of Polaroid Holding Company to redeem shares of its outstanding preferred stock (which was available only in limited circumstances) and to pay dividends or make other distributions to any of its shareholders (which was available only in limited circumstances) without approval of the lenders under the Credit Agreement. The description of the Amendment contained herein is qualified in its entirety by the discussion of the Credit Agreement contained in the "Management's Discussion and Analysis of Financial Condition and Results of Operations—Financial Liquidity and Capital Resources" section of our Form 10-K filed with the Securities and Exchange Commission on April 14, 2004 and any updates thereto contained in our filings with the Securities and Exchange Commission subsequent to such date.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLAROID HOLDING COMPANY
Dated: September 30, 2004	By:	/s/ WILLIAM L. FLAHERTY William L. Flaherty Executive Vice President and Chief Financial Officer

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SIGNATURES